Allegro Biodiesel Corporation 6033 West Century Blvd., Suite 1090 Los Angeles, California 90045 Tel: (310) 670-2093 Fax: (310) 670-4107 www.allegrobiodiesel.com

June 13, 2008

Via Federal Express

Attention: Ronda Carson
JPMorgan Chase Bank, N.A.
Escrow Services
333 South Grand Avenue, 36th Floor
Los Angeles, CA 90065

Re:	Joint Escrow Instructions re Escrow Agreement (“Escrow Agreement”) by and among Diametrics Medical, Inc., the Members and JPMorgan Chase Bank, N.A. dated as of September 20, 2006

Ladies and Gentlemen:

Capitalized terms used herein without definition have the meaning ascribed thereto under the Escrow Agreement. Allegro Biodiesel Corporation (fka Diametrics Medical, Inc., “Allegro”) has submitted to you various demands for release from the Escrow Deposit under the Escrow Agreement. With the exception of the claim referenced in the May 16, 2008 joint escrow instructions of Allegro and the Member Representative, and as provided in the other June 13, 2008 joint escrow instructions, these claims have not yet been resolved by Allegro and the Member Representative.

Allegro and the Member Representative have entered into an Agreement to Settle Certain Claims dated as of the date hereof (the “Agreement”) in order to set forth procedures pursuant to which Allegro and the Member Representative will resolve the remaining outstanding claims by Allegro. A copy of the Agreement is enclosed herewith. The Agreement provides that the parties will first attempt to negotiate to reach an amicable resolution of all outstanding claims by Allegro. If Allegro and the Member Representative are not able to resolve all such claims pursuant to such negotiations, the Agreement provides that Allegro and the Member Representative will submit such claims to binding arbitration in accordance with the procedures set forth in the Agreement. Either Allegro or the Member Representative may advise you in writing as to the identity of the arbitrator for such arbitration. At the conclusion of such binding arbitration the arbitrator will resolve all claims submitted to the arbitration, and will determine the amount of the Escrow Amount and the number of Escrow Shares to be released to Allegro, on the one hand, and the Members, on the other hand (the “Award”). The Award shall be delivered to you by the arbitrator in writing. Allegro and the Member Representative hereby direct you to release the Escrow Amount and the Escrow Shares in accordance with the Award, without any further action or instructions of Allegro or the Member Representative.

Please call Stephen Blevit of Sidley Austin LLP at 213-896-6029 with any questions regarding these joint escrow instructions.

Very truly yours,

ALLEGRO BIODIESEL CORPORATION By: /s/ W. Bruce Comer, III Name: W. Bruce Comer, III Title: Chief Executive Officer	/s/ Darrell Dubroc DARRELL DUBROC, as Member Representative